Exhibit 99.2

News Release

Contacts:	Media:	Ken Herz	Ron Gruendl
		(412) 234-0850	(412) 234-7157
		herz.kb@mellon.com	gruendl.rr@mellon.com

	Analysts:	Steve Lackey	Andy Clark
		(412) 234-5601	(412) 234-4633
		lackey.s@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON BANK SIGNS SETTLEMENT AGREEMENT

WITH U.S. ATTORNEY REGARDING 2001 IRS INCIDENT

PITTSBURGH, August 18, 2006 — Mellon Financial Corporation today announced that its subsidiary, Mellon Bank, N.A., has entered into a settlement agreement with the United States Attorney for the Western District of Pennsylvania that relates to the April 2001 incident in Mellon’s Pittsburgh IRS Processing Unit.

Under the terms of the agreement, Mellon has agreed to have an independent third party monitor compliance with the terms of the agreement for a three-year period.

No monetary penalties or fines are being imposed by the agreement, although Mellon will reimburse the federal government for $30,000 of costs incurred by an outside vendor. If Mellon complies with the terms of the agreement, the U.S. Attorney will not prosecute Mellon. The agreement should not impact Mellon’s ability to serve as a long-standing government contractor.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing, and payment solutions and investor services. Mellon has approximately $5.1 trillion in assets under management, administration or custody, including $870 billion under management. News and other information about Mellon is available at www.mellon.com.

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